UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2016

Rexahn Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2016, Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Rexahn”), and institutional investors entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which Rexahn agreed to sell 24,000,000 shares of its common stock and warrants exercisable for up to 18,000,000 shares of its common stock in a registered direct offering (the “Offering”) for gross proceeds of $6 million. The shares and warrants are being sold in units, consisting of one share of common stock and a warrant to purchase 0.75 of a share of common stock, at an offering price of $0.25 per unit.  Subject to certain ownership limitations, the warrants will be exercisable beginning six months following issuance and will expire five years from the initial exercise date. The warrants will have an exercise price of $0.30 per share. The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The Offering is expected to close on or about September 19, 2016, subject to the satisfaction of customary closing conditions.

Rexahn also entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as exclusive placement agent for the Offering. Rexahn has agreed to pay Wainwright an aggregate fee equal to 6% of the gross proceeds received in the Offering. Pursuant to the Engagement Letter, Rexahn also agreed to grant to Wainwright or its designees warrants to purchase 1,440,000 shares of Rexahn’s common stock (the “Wainwright Warrants”), representing an aggregate of 6% of the number of shares sold in the Offering, and pay Wainwright for expenses incurred in connection with the Offering in an amount equal to $30,000.

The net proceeds to Rexahn from the Offering, after deducting Wainwright’s fees and expenses (not including the Wainwright Warrants), Rexahn’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the Offering, are expected to be approximately $5.5 million.

The shares of common stock, warrants to purchase common stock (excluding the Wainwright Warrants) and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement that will be filed with the Securities and Exchange Commission in connection with a takedown from Rexahn’s effective shelf registration statement on Form S-3 (File No. 333-196255) and the base prospectus dated as of June 26, 2014 contained in such registration statement.

The description of terms and conditions of the Engagement Letter, the form of warrant and the Securities Purchase Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of warrant and the form of securities purchase agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the Securities Purchase Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in Rexahn’s filings with the Securities and Exchange Commission.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report relating to the Wainwright Warrants is incorporated herein by reference.  The Wainwright Warrants will have an exercise price of $0.3125 per share, will be exercisable beginning six months following issuance and will expire on September 14, 2021.  The Wainwright Warrants and the shares issuable upon exercise of the Wainwright Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, as transactions not involving any public offering.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Engagement Letter, dated as of September 13, 2016 by and between Rexahn Pharmaceuticals, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.

4.1	Form of Warrant.

10.1	Form of Securities Purchase Agreement, dated as of September 14, 2016, by and between Rexahn Pharmaceuticals, Inc. and the investors in the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: September 14, 2016	/s/ Tae Heum Jeong
Tae Heum Jeong
Senior Vice President of Finance and Chief Financial Officer

Exhibit Listing

Exhibit No.	Description

1.1	Engagement Letter, dated as of September 13, 2016 by and between Rexahn Pharmaceuticals, Inc and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.

4.1	Form of Warrant.

10.1	Form of Securities Purchase Agreement, dated as of September 14, 2016, by and between Rexahn Pharmaceuticals, Inc. and the investors in the offering.